Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2013 RESULTS

ALPHARETTA, GA, May 8, 2013 -- SWM (NYSE: SWM) today reported first quarter 2013 earnings results for the period ended March 31, 2013.

First Quarter Financial Highlights:

•	Net sales of $194.5 million in the first quarter of 2013 remained relatively level compared to $195.0 million in the prior-year quarter, in line with company expectations

•	Adjusted Income Per Share from Continuing Operations (see non-GAAP reconciliations) of $1.01 in the first quarter of 2013, compared to $0.91 in the prior-year quarter

•	Adjusted Operating profit (see non-GAAP reconciliations) of $43.3 million in the first quarter of 2013 versus $43.9 million in the prior-year quarter

•	Adjusted EBITDA from Continuing Operations (see non-GAAP reconciliations) of $53.9 million in the first quarter of 2013 versus $54.5 million in the prior-year quarter

Business Highlights:

•	Significant savings from cost reduction programs

•	Construction progressing on schedule at China RTL joint venture, CTS

•	Tobacco Paper volumes, including the China joint venture CTM, remained flat versus the prior-year quarter

•	LIP cigarette paper volumes, which are part of the Paper segment, increased 10% versus the prior-year quarter

•	Reconstituted Tobacco Leaf volumes decreased 9% versus an exceptionally strong prior-year quarter

Frederic Villoutreix, Chairman of the Board and Chief Executive Officer, commented, “Our first quarter 2013 operating performance was in line with our expectations, and our diluted adjusted earnings from continuing operations of $1.01 per share benefited from the favorable impact of foreign currency exchange rates and lower nonmanufacturing expenses. Growth in our LIP sales volumes more than offset sales mix changes in our core paper business on both a revenue and profit basis. While Reconstituted Tobacco sales volumes dropped from the first quarter last year, the change was driven primarily by comparison with an exceptionally strong prior-year quarter performance, along with timing issues on certain orders. We remain on track to achieve our 2013 adjusted earnings from continuing operations guidance of $3.70 cents per diluted share. We are confident with our overall 2013 business plan; however, we are closely monitoring recently reported calendar year first quarter sales volume weakness from some of our customers.”

“We continue to generate solid cash flow, and have now moved from Net Debt of $4.8 million at the end of 2012 to a Cash, Net of Debt position of $19.2 million at the end of the first quarter," continued Mr. Villoutreix. “We are pursuing the Capital Allocation Strategy announced in connection with our fourth quarter 2012 earnings as we drive organic growth initiatives and evaluate acquisition opportunities in adjacent areas.”

First Quarter 2013 Results

Net sales were $194.5 million in the three-month period ended March 31, 2013, versus $195.0 million in the prior-year quarter. The Paper segment reflected higher revenue on strong LIP sales growth. Reconstituted Tobacco sales were down 7.2% compared to unusually strong first quarter 2012 volume and the timing of shipments.

Adjusted operating profit from continuing operations (see non-GAAP reconciliations) was $43.3 million in the three-month period ended March 31, 2013 versus $43.9 million in the prior-year quarter. The $0.6 million decrease was primarily due to the unfavorable impact of lower Reconstituted Tobacco sales volume offset partially by improved Paper segment profitability, including LIP. The impact of higher pulp prices and some product pricing and sales mix pressures were offset by lower non-pulp material costs and non-manufacturing expenses, as well as favorable manufacturing costs driven by operational improvements implemented during the past year.

Restructuring and impairment expense aggregated $1.6 million during the first quarter of 2013, a decrease of $17.1 million from the prior-year quarter. During the first quarter of 2012, restructuring and impairment expense totaled $18.7 million and included a $16.9 million pretax impairment charge to reduce the carrying value of the Company's Spotswood, New Jersey mill following amendment of a key customer supply agreement.

The effective income tax rate for the first quarter of 2013 was 29.3%, down from 32.5% in the first quarter of 2012. The prior-year period included restructuring and impairment expenses incurred in the Philippines RTL mill with no associated tax benefit. Also benefiting the comparison in 2013 is a favorable tax impact associated with our foreign holding company structure. Adjusted for these items, effective income tax rates for the first quarter of 2013 and 2012 would have been 30.4% and 29.8%, respectively, with the remaining difference being attributable to changes in the mix of earnings by tax jurisdiction.

The 2013 first quarter results of discontinued operations included results of the Company's paper mills in the Philippines and Indonesia. Prior year results have been recast to a comparable basis.

Net income was $30.1 million for the quarter ended March 31, 2013, an increase of $15.5 million from the prior-year quarter due to the reasons discussed above.

Cash Flow, Debt and Quarterly Dividend

Cash provided by operations was $41.3 million for the first quarter ended March 31, 2013, compared with $48.4 million in the prior-year quarter. The difference was driven primarily by collection of certain advance payments during the latter part of 2012.

Cash Net of Debt at March 31, 2013 was $19.2 million, compared with Net Debt of $4.8 million at December 31, 2012. The company's improved net cash position is largely the result of cash generated by operations less cash usages including dividends and capital expenditures.

Capital spending was $5.6 million and $7.8 million during the three months ended March 31, 2013 and 2012. Neither period included material amounts of spending related to any key strategic projects. Capital spending is projected to total approximately $30 million to $35 million in full-year 2013.

The company also announced a quarterly common stock dividend of $0.30 per share will be payable on June 27, 2013 to stockholders of record on May 22, 2013.

The company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today, which included the condensed consolidated financial statements and other important information.

Conference Call

SWM will hold a conference call to review first quarter 2013 results with investors and analysts at 8:30 a.m. eastern time on Thursday, May 9, 2013. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading provider of highly-engineered and proprietary solutions primarily for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,650 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 5 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company's sales are concentrated to a limited number of customers. In 2012, 55% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

•
The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such material actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The company suspended construction of its Philippine RTL manufacturing site during 2011. The carrying value of the partially constructed assets is evaluated for impairment at each reporting period by assessing the recoverability of the costs based on the undiscounted cash flows of the operation, likelihood of its reactivation and alternative uses for the equipment. This evaluation could result in a decision to record an impairment of some or a substantial portion of the net book value of the RTL Philippines property, plant and equipment which was $75.1 million as of March 31, 2013.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included by our customers in the blend that forms the column of tobacco in their various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States, western Europe and Brazil, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products which can, in turn, reduce demand for our products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places, to control or restrict the additives that may be used in tobacco products and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, the extent that such regulations may have a direct or indirect impact on the design of our customers' products or to what extent, if any, such legislation or regulations might affect our business directly or indirectly through their impact on our customers' businesses and products.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We believe that our products do not infringe on the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

•
Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2012. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses. Financial measures which exclude this item have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended March 31,
	2013	2012	% Change
Paper	$138.9	$135.1	2.8%
Reconstituted Tobacco	55.6	59.9	(7.2)
Total Consolidated	$194.5	$195.0	(0.3)%

Operating Profit
	Three Months Ended March 31,
			Return on Net Sales
	2013	2012	2013	2012
Paper	$25.3	$5.1	18.2%	3.8%
Reconstituted Tobacco	21.4	24.7	38.5	41.2
Unallocated	(5.0)	(4.6)
Total Consolidated	$41.7	$25.2	21.4%	12.9%

Restructuring and Impairment Expense
	Three Months Ended March 31,
	2013	2012
Paper	$1.1	$17.9
Reconstituted Tobacco	0.5	0.7
Unallocated	—	0.1
Total Consolidated	$1.6	$18.7

Operating Profit Excluding Restructuring & Impairment Expense*
	Three Months Ended March 31,
			Return on Net Sales
	2013	2012	2013	2012
Paper	$26.4	$23.0	19.0%	17.0%
Reconstituted Tobacco	21.9	25.4	39.4	42.4
Unallocated	(5.0)	(4.5)
Total Consolidated	$43.3	$43.9	22.3%	22.5%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense, a non-GAAP financial measure, is calculated by adding this item back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Net Sales	$194.5	$195.0
Less: Currency impact compared to prior year	—	N.A.
Constant Currency Net Sales	$194.5	$195.0

Operating profit from continuing operations	$41.7	$25.2
Plus: Restructuring & impairment expense	1.6	18.7
Adjusted Operating Profit from Continuing Operations	43.3	43.9
Less: Currency impact compared to prior year	(1.1)	N.A.
Adjusted Operating Profit at Constant Currency	$42.2	$43.9

Net income per diluted share	$0.96	$0.45
Plus: Loss per share from discontinued operations	0.02	0.08
Income from continuing operations per diluted share	0.98	0.53
Plus: Restructuring & impairment expense per share	0.03	0.38
Adjusted Income Per Share from Continuing Operations	$1.01	$0.91

Income from continuing operations	$30.7	$17.1
Plus: Interest expense	0.7	0.9
Plus: Income tax provision	12.4	8.0
Plus: Depreciation & amortization	8.5	9.8
Plus: Restructuring & impairment expense	1.6	18.7
Adjusted EBITDA from Continuing Operations	$53.9	$54.5

Cash provided by operating activities of continuing operations	$40.0	$49.3
Less: Capital spending	(5.6)	(7.8)
Less: Capitalized software costs	—	(0.1)
Less: Cash dividends paid	(9.4)	(2.4)
Free Cash Flow from Continuing Operations	$25.0	$39.0

	March 31, 2013	December 31, 2012
Total Debt	$161.9	$156.0
Less: Cash	181.1	151.2
Net Debt (Net Cash)	$(19.2)	$4.8